UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [X]


Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-12


                            FEDERAL TRUST CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               KEEFE MANAGERS, LLC
                               ROBERT B. GOLDSTEIN
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

PRELIMINARY COPY - SUBJECT TO COMPLETION

                       2006 ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                            FEDERAL TRUST CORPORATION

                    ----------------------------------------

                                 PROXY STATEMENT

                                       OF

                               KEEFE MANAGERS, LLC


To Our Fellow Federal Trust Corporation Shareholders:


         This Proxy Statement and the accompanying WHITE proxy card are being furnished to shareholders ("Shareholders") of Federal Trust Corporation ("Federal Trust") in connection with the solicitation of proxies by Keefe Managers, LLC ("Keefe") and the other Participants (as defined below) to be used at the 2006 Annual Meeting (the "Annual Meeting") of Shareholders of Federal Trust to be held at Springhill Suites, 201 North Towne Road, Sanford, Florida 32771, on Friday, May 26, 2006, at 10:00 a.m., and at any adjournment, postponement or continuation thereof. This Proxy Statement and the WHITE proxy card are first being furnished to Shareholders on or about April __, 2006.

         At the Annual Meeting, the Participants will seek to elect Robert B. Goldstein (the "Nominee" or "Mr. Goldstein") to the Board of Directors of Federal Trust (the "Board"). The Nominee has consented, if elected, to serve as a director of Federal Trust and to being named in this Proxy Statement and in the Participants' other soliciting materials as a nominee for election as a director of Federal Trust.

         The Nominee is committed to acting in the best interest of all shareholders. We believe that your voice in the future of Federal Trust can best be expressed through the election of the Nominee. Accordingly, we urge you to vote your WHITE proxy card for Robert B. Goldstein.


         If your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the WHITE proxy card on your behalf as soon as possible.

                                    IMPORTANT


         The election of the Nominee requires the affirmative vote of a plurality of the votes cast by Shareholders present in person or represented by proxy, assuming a quorum is present or otherwise represented at the Annual Meeting. As a result, your vote is extremely important in deciding the future of Federal Trust. We urge you to mark, sign, date and return the enclosed WHITE proxy card to vote FOR the election of Robert B. Goldstein.


         We urge you not to sign any proxy card sent to you by Federal Trust. If you have already done so, you may revoke your proxy before it is voted by delivering to Federal Trust a written notice of revocation, or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting. See "Voting Procedures" and "Proxy Procedures" below.

         If you have any questions about giving your proxy or require assistance, please call:

                              D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                         Call Toll-Free: (888) 887-0082
             Banks and Brokerage Firms Call Collect: (212) 269-5550


         Only holders of record of Federal Trust's common stock as of the close of business on April 14, 2006 (the "Record Date") are entitled to notice of and to vote at, the Annual Meeting and any adjournment, postponement or continuation thereof. According to the preliminary proxy statement of Federal Trust filed with the Securities and Exchange Commission (the "SEC") on April 26, 2006 ("Federal Trust's Proxy Statement"), as of April 14, 2006, Federal Trust had outstanding 9,149,343 shares of common stock of Federal Trust ("Shares"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Share held on the Record Date.

         As of April 14, 2006, the Participants and their affiliates collectively may be deemed to own beneficially an aggregate of 796,635 Shares, representing approximately 8.7% of the reported outstanding Shares. The Participants and their affiliates intend to vote such shares FOR the election of the Nominee.

         PLEASE VOTE FOR ROBERT B. GOLDSTEIN BY RETURNING YOUR COMPLETED WHITE PROXY CARD TODAY.

                        REASONS FOR KEEFE'S SOLICITATION

         Keefe, on behalf of several entities for which it provides investment advisory services, has been an investor in Federal Trust since February 2002, and is currently one of the largest shareholders, beneficially owning approximately 9.6% of the outstanding Shares reported to be outstanding as of December 31, 2005. Consistent with the leadership of Keefe's late founder, Harry Keefe, Keefe specializes in investing in the securities of U.S. based banks and thrift institutions. Keefe is asking for your vote in order to elect Robert B. Goldstein to the Board. Mr. Goldstein is committed to monitoring closely and promoting the accountability of senior management, enhancing corporate governance and encouraging and overseeing efforts to maximize shareholder value. Keefe believes that the following examples demonstrate neglect on the part of Federal Trust with respect to corporate governance, accountability and the maximization of shareholder value:


         o Federal Trust's operations are overseen by a six-person Board, one member of which, James V. Suskiewich, is Federal Trust's Chairman of the Board, Chief Executive Officer and President. Another director, George W. Foster, who is 77 years of age, is the former chief executive officer of Federal Trust Bank. A third director, A. George Igler, chairs the Company's Compensation Committee and we understand is, and has been since August 1988, corporate counsel to the Company. Mr. Igler has also been the subject of a cease and desist order from the Office of Thrift Supervision, which is the primary federal regulator of Federal Trust Bank. The biography in Federal Trust's Proxy Statement for Federal Trust's newest director, Eric J. Reinhold, age 41, who was appointed by Federal Trust's Board, does not indicate that Mr. Reinhold has any experience as a director or executive officer of a banking institution. In our opinion, this six-person Board would benefit to a significant extent from the addition of a director with significant banking experience and with no prior business relationships with Federal Trust.

         o In 2004, Federal Trust's proxy statement reported that James Suskiewich, Chairman of the Board, Chief Executive Officer and President, received a salary of $250,000, a bonus of $150,861, directors fees of $32,000 plus other annual compensation of $221,762 for a total of $654,623. For a financial institution that, in Keefe's professional opinion, exhibits significantly underperforming results of operations, this compensation level seems excessive. For instance, according to SNL Financial DataSource, for 2005, the median performance for publicly traded banks and thrifts in Florida between $700 million and $5 billion in assets showed the following attributes as compared to Federal Trust:


                                                             Peer Group        Federal Trust
                  Return on Assets                              1.19%               0.64%
                  Return on Equity                             14.95%              10.75%
                  Non Performing Assets to Total Assets         0.15%               0.36%
                  Price to Tangible Book Value                 266.8%                212%


         o Mr. Suskiewich receives a bonus payment according to his contract, which is a portion of the bonuses for which he is eligible, for any quarter in which Federal Trust Bank's after-tax earnings are at least 0.50% of its average quarterly assets on an annualized basis, a return that Keefe believes is exceptionally low for banks such as Federal Trust Bank when compared to its peer group. For instance, according to SNL Financial DataSource, for 2005, the median return on assets for publicly traded banks and thrifts in Florida with between $700 million and $5 billion in assets was 1.22%. The threshold for Mr. Suskiewich's bonus is less than half of this median.


         o Mr. Suskiewich recently renegotiated his employment contract with Federal Trust and now receives a base salary of $325,000 (compared to $250,000 in 2004). In the event of a change of control, Mr. Suskiewich will receive a severance payment equal to 2.5 times his base annual salary and his bonus in the last fiscal year, which Keefe believes is not unusual, and a change in control performance --- bonus of 3.0 times the premium multiple paid for Federal Trust over book value times $250,000, which in Keefe's experience is extraordinarily high and, Keefe believes, a waste of corporate assets. In other words, if Federal Trust were to be sold for 3.0 times book value, which Keefe believes would be a reasonable sale price for a banking institution in Federal Trust's market, Mr. Suskiewich would receive 3.0 times 3.0 times $250,000 or $2,250,000 plus a "gross up" to pay certain excise taxes arising from such payments. Keefe believes this benefit is unreasonably large.


                  For comparison, the following are summaries of the severance payments, or closest equivalent in Keefe's estimation, due upon a change in control to the chief executive officers of all other publicly traded banks and thrifts domiciled in Florida with assets of between $700 million and $5 billion based upon information contained in proxy statements for those entities filed with the SEC in 2006; please note these banks and thrifts constitute the higher performing peer group listed above:



  Name of Registrant                            Change of Control Payment
  ------------------                            -------------------------
  Fidelity Bankshares Inc                       Three times salary and bonus

  Harbor Florida Bancshares, Inc.               Three times salary and bonus

  Capital City Bank Group, Inc.                 Additional two years of credited service towards retirement plan

  Seacoast Banking Corporation of Florida       Salary and bonus for change of control period (120 days)

  TIB Financial Corp.                           Three times salary plus gross-up for excise tax

  Commercial Bankshares, Inc.                   Three times salary plus cash incentive compensation

  Florida Community Banks, Inc.                 Immediate vesting of options

  CenterState Banks of Florida, Inc.            2.99 times base salary

  Federal Trust                                 2.5 times base annual salary and bonus and a change in control performance bonus of 3.0 times the premium multiple paid for
                                                Federal Trust over book value times $250,000


         o At Federal Trust's 2005 Annual Meeting, the 2005 Federal Trust Corporation Directors Stock Plan (the "Directors Stock Plan") received the following vote:

                  For the Plan:             2,964,721 shares

                  Against the Plan:         2,257,429 shares

                  Withheld:                 1,964,362 shares


                  Based upon the results above, 31.4% of the shares represented on the issue in person or by proxy voted against the Directors Stock Plan and another 27.3% withheld their votes. In other words, almost 59% of the shares present did not vote in favor of the Directors Stock Plan. Federal Trust's Board, to the derogation of our interests as Shareholders, nevertheless implemented the new plan.


         Keefe believes that Federal Trust's Shareholders need someone in the boardroom who will work to address:

         o        the accountability of senior management,

         o        enhancement of corporate governance; and

         o        maximization of shareholder value.


         Mr. Goldstein has significant community bank experience and has a demonstrated record of maximizing shareholder value. As such, he is well suited to work with and monitor Federal Trust and its management. While Mr. Goldstein has no current plans to propose any specific actions or initiatives, if elected, Mr. Goldstein will closely examine and bring financial analysis to all initiatives proposed by management and directors of Federal Trust, and if appropriate, will propose his own initiatives concerning Federal Trust, including among other matters, executive compensation, corporate governance and the best uses of Federal Trust's resources. While no assurance can be made that the election of Mr. Goldstein will make senior management more accountable, enhance corporate governance or maximize value, Keefe expects that Mr. Goldstein would help bring more accountability and discipline to the way Federal Trust is managed.

         For example, Federal Trust recently issued 850,000 shares of common stock in a private placement transaction managed by Ryan Beck & Co. ("Ryan Beck"). This placement was priced at $10.00 per share when the stock was trading on the American Stock Exchange at $11.15 per share. Federal Trust also paid a fee of 6.5% of the gross proceeds raised in the offering to Ryan Beck. The shares of common stock sold in the placement must be registered under the Securities Act of 1933 within 45 days of the closing of the placement. Keefe, Federal Trust's largest outside shareholder, was never contacted by Ryan Beck to solicit Keefe's interest in participating in this offering. Keefe regularly participates in bank securities transactions with Ryan Beck. If Mr. Goldstein had been a director at the time that this transaction was under consideration by Federal Trust's Board, he would have suggested, at least, that all logical potential purchasers should be contacted to assure the best possible pricing. Furthermore, due to Mr. Goldstein's substantial active bank management experience, Mr. Goldstein would have required a complete analysis from Federal Trust's management and from the selected investment banking firm as to the efficacy of issuing common stock which, of course, dilutes the voting power of shareholders at the time of the issuance, rather than a non-dilutive alternative to accomplish management's expansion goals.

         Mr. Goldstein intends, if elected to the Federal Trust Board, to share his considerable banking experience with his fellow Board members, suggesting alternative capital raising strategies and sharing branch office expansion strategies that have proven effective in banks that Mr. Goldstein has managed. Mr. Goldstein, in a cooperative fashion, will assure that the Federal Trust Board fully considers all aspects of expansion strategies and other appropriate Board considerations possibly overlooked by the existing directors not possessing his background and experience. Mr. Goldstein will seek to persuade open-minded fellow directors as to the wisdom of his questions and suggestions. As is the case with other boards of directors on which he serves around the country, Mr. Goldstein will attend Federal Trust Board meetings in person.


         Keefe believes that Mr. Goldstein will provide a voice completely independent of Federal Trust. Mr. Goldstein will, if elected, constitute a minority of the Board. Accordingly, Mr. Goldstein will not currently be able to adopt any measures without the support of at least some members of the current Board. Nevertheless, Mr. Goldstein will have the opportunity to articulate and raise his concerns about Federal Trust's business activities with the rest of the Board members.


                                   BACKGROUND

         Keefe, on behalf of entities for whom it acts as investment adviser, first purchased Shares that it currently beneficially owns in February 2002 and by November 1, 2004 had acquired approximately 8.0% of the then outstanding

Shares. Beginning in November 2004, Keefe became increasingly concerned about Federal Trust's performance and about the make-up of its Board.

         On or about April 15, 2005, Federal Trust mailed its Proxy Statement for its 2005 Annual Meeting of Shareholders. Among the proposals were the election of two directors to serve for three-year terms, including James V. Suskiewich, Federal Trust's Chairman of the Board, President and Chief Executive Officer, and a proposal to adopt the Directors Stock Plan. Prior to the 2005 Annual Meeting, Keefe contacted approximately six institutional investors that owned Federal Trust common stock and informed them that Keefe would be withholding its votes for the election of Mr. Suskiewich and voting against the Directors Stock Plan. At the 2005 Annual Meeting, by proxy, Keefe withheld its votes for the election of Mr. Suskiewich and voted against the Directors Stock Plan.


         In November 2005, Keefe began to consider the nomination of a candidate for election as a director who would represent the interests of all of Federal Trust's Shareholders. Keefe's consideration of this alternative arose from its concern about Federal Trust's performance and what Keefe perceived to be self-interested decisions made by Federal Trust's Board with respect to executive officer compensation and the Directors Stock Plan, all as described under "Reasons for Keefe's Solicitation". In November 2005, John J. Lyons, Keefe's President, called Mr. Suskiewich to suggest the nomination of an independent director without any past business relationship with Federal Trust. Prior to making the suggestion, Mr. Suskiewich informed Mr. Lyons that no further verbal communications would be forthcoming between Federal Trust management and Keefe (its largest outside shareholder). Mr. Lyons had previously regularly met with Mr. Suskiewich to discuss Federal Trust's performance, as Mr. Lyons does with management of other financial institutions in which Keefe maintains investments. On November 28, 2005, Keefe sent a letter to Federal Trust's Board regarding a request that the Board consider the appointment or the nomination for election of Robert B. Goldstein to Federal Trust's Board not later than the Annual Meeting and, if such request was denied, Keefe's reservation of its rights to take any action necessary to assure that the Shareholders would have the right to consider the candidacy of Mr. Goldstein, including directly nominating him for director in accordance with Federal Trust's established procedures and engaging in a proxy contest. A copy of this letter was filed with a Schedule 13D filed by Keefe with the SEC on November 30, 2005.


         On December 20, 2005, Federal Trust sent Keefe a letter indicating that Federal Trust would not be nominating Mr. Goldstein as a director.

         On January 24, 2006, Keefe sent a letter to Federal Trust requesting an opportunity to inspect and copy Federal Trust's record of Shareholders. On February 27, 2006, Mr. Lyons and Mr. Goldstein visited Federal Trust's corporate headquarters and Mr. Lyons was provided with a copy of the record of Shareholders. During this visit, Mr. Goldstein met with Mr. Suskiewich and Gregory E. Smith, Federal Trust's Executive Vice President and Chief Financial Officer.

         On March 16, 2006, Keefe sent a letter to Federal Trust's Board requesting that the Board again consider the nomination of Mr. Goldstein for election to Federal Trust's Board at the Annual Meeting and, if such request was denied, Keefe's intention to nominate him for director in accordance with Federal Trust's established procedures. A copy of this letter was filed with a
Schedule 13D/A filed by Keefe with the SEC on March 16, 2006.


         On April 21, 2006, a notice was sent to Federal Trust for the purposes of nominating Mr. Goldstein for election as a director of Federal Trust at the Annual Meeting. A separate notice was sent to Federal Trust on April 21, 2006 proposing that the Shareholders consider an amendment to Federal Trust's Amended and Restated Bylaws at the Annual Meeting. The purpose of the amendment was to make ineligible to be elected as a director of Federal Trust any person who has been the subject of a cease and desist order issued by a federal bank regulatory agency or who has paid or been subject to a civil money penalty imposed by a federal bank regulatory agency for personal or professional conduct involving a banking institution insured by the Federal Deposit Insurance Corporation.

         Federal Trust has stated in Federal Trust's Proxy Statement that the bylaw proposal was not timely noticed and will not be placed on the agenda for the Annual Meeting. Keefe continues to believe that this amendment is important for corporate governance purposes to assure that only the most appropriate candidates for director are considered by the Shareholders. Accordingly, if the proposal is not made earlier by Federal Trust's Board, Keefe currently intends to reintroduce the proposal at Federal Trust's 2007 Annual Meeting of Shareholders.


                     PARTICIPANTS IN SOLICITATION OF PROXIES


         In addition to the Nominee, Robert B. Goldstein, Keefe is a participant in the solicitation of proxies (together, the "Participants"). Keefe-Rainbow Partners L.P. ("Rainbow"), an investment fund and a Shareholder executing the notice to Federal Trust of the nomination of Mr. Goldstein, may also be deemed to be a Participant. Keefe, a Delaware limited liability company, is a registered investment adviser under the Investment Advisers Act of 1940, as amended, that acts as investment adviser to Rainbow and other investment funds and managed accounts under its respective investment advisory contracts. Rainbow explicitly disclaims that it is a Participant in the solicitation of proxies, and Rainbow will not engage in any solicitation activities.


         The principal business address of Keefe as well as the record address of Rainbow is 375 Park Avenue, 23rd Floor, New York, New York 10152.

         Information concerning Mr. Goldstein, including his age and business background, may be found below under the heading "PROPOSAL I: ELECTION OF DIRECTORS." Mr. Goldstein's business address is 49 Turkey Hill Road South, Westport, CT 06860.

                OWNERSHIP OF FEDERAL TRUST STOCK BY PARTICIPANTS

         Rainbow owns directly 442,430 Shares. Pursuant to an investment advisory contract, Keefe has sole voting and sole dispository power with respect to such Shares.

         The following table sets forth certain information with respect to the Shares of the Nominee and Participants that may be deemed to be the beneficial owner (as that term is defined in 13d-3 under the Securities Exchange Act of 1934, or the "Exchange Act") of more than 5% of the reported outstanding Shares.


                                         Number of Shares      Percentage of
Name                                    Beneficially Owned        Shares
----------------------------------      ------------------     -------------
Keefe Managers, LLC                        795,835(1)               ___%
375 Park Avenue, 23rd Floor
New York, New York 10152

Robert B. Goldstein                           800                    *
49 Turkey Hill Road South
Westport, CT 06860

         *  Less than 1%

         (1) Keefe, by virtue of its relationship with investment funds and managed accounts as disclosed herein, has sole voting power and sole dispositive power with regard to the 795,835 Shares owned by the investment funds and managed accounts and is deemed to be the beneficial owner, as that term is defined in Rule 13d-3 under the Exchange Act of such Shares.


         Except as otherwise noted herein, all Share amounts set forth in this Proxy Statement are reported as of the close of business on April 14, 2006.


         Except as noted above, none of the Participants or their associates is a record or beneficial owner of the Shares. Except as noted above, none of the Participants owns beneficially, directly or indirectly, securities of any parent or subsidiary of Federal Trust.

         For the purposes of this Proxy Statement, the term "associates" shall have the meaning as that term is defined in Rule 14a-1 of Regulation 14A under the Exchange Act.

         Except as disclosed in this Proxy Statement (including Appendix I attached hereto), none of the Nominee, Keefe, Rainbow or any of their affiliates or associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

         All transactions in the securities of Federal Trust effected within the past two years by the Nominee, Rainbow and Keefe are described in Appendix I attached to this Proxy Statement.

                        PROPOSAL I: ELECTION OF DIRECTORS

         According to Federal Trust's Proxy Statement, one Class I director is to be elected to Federal Trust's Board at the Annual Meeting. The Participants propose that the Shareholders elect Robert B. Goldstein as a director of Federal Trust at the Annual Meeting. Mr. Goldstein, if elected, would hold office until the 2009 Annual Meeting of Shareholders and until a successor has been duly elected.

         Background information about Mr. Goldstein is set forth below. The Nominee is not receiving any compensation from any of the Participants or any of their affiliates in connection with this proxy solicitation. The Nominee nor any associate of the Nominee has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of Federal Trust, or is subject to any arrangement described in Item 402 of Regulation S-K. If elected by the Shareholders at the Annual Meeting, it is expected that the Nominee could receive compensation similar to the compensation received by the other independent directors of Federal Trust.

         Robert B. Goldstein, 65, has served as Chairman of Bay View Capital Corporation ("BVCC") since October 2002. Mr. Goldstein joined BVCC in March 2001 as President, Chief Executive Officer and a director. In October 2002, he resigned as President and, in December 2002, he resigned as Chief Executive Officer. Prior to joining BVCC, Mr. Goldstein served as President of the Jefferson Division of Hudson United Bank in Philadelphia from 2000 to 2001, when Hudson United Bancorp acquired Jeff Banks, and was President of Jeff Banks Inc., from 1998 to 2000. Prior to these positions, Mr. Goldstein held several President and Chief Executive Officer positions with banks in Pennsylvania and Connecticut. Mr. Goldstein currently also serves on the boards of directors of F.N.B. Corporation, Hermitage, Pennsylvania; Luminent Mortgage Capital, Inc., San Francisco, California and RS Group Holdings, Inc., a privately owned trust services company in New York City, New York.


         The Nominee does not anticipate that he will have any conflicts of interest with respect to Federal Trust, if elected, and recognizes his fiduciary duty obligations to all Shareholders. The Nominee has no contract, arrangement or understanding, including, without limitation, any agreement regarding indemnification, with Federal Trust or Keefe, and no other financial interest concerning Federal Trust other than through the beneficial ownership of Shares disclosed in this Proxy Statement. Approximately once a month, Keefe makes available space at its offices for Mr. Goldstein's use.


         WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF ROBERT B. GOLDSTEIN BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT. IF YOU HAVE SIGNED THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE ALL THE SHARES REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF ROBERT B. GOLDSTEIN.

         The Participants do not expect that Mr. Goldstein will be unable to stand for election, but, in the event that he is unable to serve or for good cause will not serve, the Shares represented by the enclosed WHITE proxy card will be voted for a substitute nominee of the Participants. The Participants reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Board is expanded beyond its current size and/or (2) Mr. Goldstein is unable for any reason, to the extent permitted by applicable law, including by reason of the taking or announcement of any action by Federal Trust that has, or if consummated would have, the effect of disqualifying Mr. Goldstein to serve as a director.


        PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS



         At the Annual Meeting, the Shareholders will be asked to ratify the appointment of Hacker, Johnson & Smith, P.A., as the independent auditors for Federal Trust for the fiscal year ending December 31, 2006. Federal Trust's board of directors recommended a vote in favor of this proposal. In order to be adopted, this proposal must be approved by the holders of a majority of the outstanding shares of Federal Trust's common stock present or represented by proxy and entitled to vote at the Annual Meeting. If the Shareholders do not vote in favor of the appointment of Hacker, Johnson & Smith, P.A., Federal Trust's Board will consider the selection of another registered public accounting firm. Please refer to Federal Trust's Proxy Statement for a detailed discussion of this proposal, including various arguments in favor of this proposal. The Participants recommend that Shareholders vote FOR this proposal. IF YOU HAVE SIGNED THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTING ALL THE SHARES REPRESENTED BY THE WHITE PROXY CARD FOR THIS PROPOSAL.


         The accompanying WHITE proxy card will be voted in accordance with your instruction on such card. You may vote for or vote against, or abstain from voting on, Proposal II described above by marking the proper box on the WHITE proxy card.

                   PROPOSAL III: ADJOURNMENT OF ANNUAL MEETING


         At the Annual Meeting, Federal Trust's Board is seeking your approval to adjourn the Annual Meeting in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposal I or II, as submitted to the Shareholders by Federal Trust. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to Shareholders, other than an announcement made at the Annual Meeting.

         The Participants recommend that Shareholders vote AGAINST this proposal. IF YOU HAVE SIGNED THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTING ALL THE SHARES REPRESENTED BY THE WHITE PROXY CARD AGAINST THIS PROPOSAL.

         The accompanying WHITE proxy card will be voted in accordance with your instruction on such card. You may vote for or vote against, or abstain from voting on, Proposal III described above by marking the proper box on the WHITE proxy card.


                                 OTHER PROPOSALS

         The Participants and their affiliates know of no other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that the persons named on the enclosed WHITE proxy card will vote that proxy on such other matters in accordance with their judgment. The Participants will not use such discretionary authority to vote the proxies for matters of which the Participants had knowledge a reasonable time before the Annual Meeting.

                                VOTING PROCEDURES

         According to Federal Trust's Proxy Statement, the voting procedures for the Annual Meeting are as set forth below.

         Only holders of record of Federal Trust common stock at the shareholder record date will be entitled to vote at the Annual Meeting. Record holders representing a majority of Federal Trust's outstanding common stock present in person or represented by proxies constitutes a quorum. The Articles of Incorporation of Federal Trust do not provide for cumulative voting. Shareholders are entitled to one vote for each share owned.


         In accordance with Florida law and Federal Trust's Amended and Restated Bylaws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. A Shareholder may abstain or withhold a vote with respect to any matter submitted for shareholder approval. "WITHHELD" votes will be counted as being present for purposes of determining the existence of a quorum, but will be counted as not voting in favor of any proposal brought before the Annual Meeting.


         The manner in which Shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of common stock are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Federal Trust's stock transfer agent, a Proxy Card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the Proxy Card in the enclosed postage pre-paid, pre-addressed envelope.

         If you own shares through a brokerage firm (e.g., shares held in "street name"), you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a Proxy Card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

         If your shares are held by a brokerage firm, under certain circumstances, the brokerage firm may vote your shares. Such entities have authority to vote their customers' shares on certain routine matters, including the election of directors. When a firm votes its customers' shares on routine matters, these shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers' shares on non-routine matters. Accordingly, these shares are not counted as votes against a non-routine matter, but rather not counted at all for such a matter.


         Whether or not you are able to attend the Annual Meeting, you are urged to complete the enclosed WHITE proxy card and return it in the enclosed self-addressed, prepaid envelope. All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item of business by marking the appropriate box on the proxy, the Shares will be voted in accordance with that specification. If no specification is made, the persons named on the enclosed white proxy card will vote your shares "FOR" Robert B. Goldstein with respect to Proposal I , "FOR" Proposal II, and "AGAINST" Proposal
III. The Participants and their affiliates know of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed WHITE proxy card will vote the Shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.


                                PROXY PROCEDURES

         WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF ROBERT B. GOLDSTEIN. IF YOU WISH TO DO SO, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

         If you have any questions about giving your proxy or require assistance, please call:

                              D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                         Call Toll-Free: (888) 887-0082
             Banks and Brokerage Firms Call Collect: (212) 269-5550

         The accompanying WHITE proxy card will be voted at the Annual Meeting in accordance with your instructions on such card.

         Any Shareholder who has mailed a proxy card to Federal Trust may revoke it before it is voted by delivering to Federal Trust a written notice of revocation, or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Any shareholder holding common stock through a brokerage firm may change or revoke previously given voting instructions by contacting the brokerage firm, or by obtaining a legal proxy from the brokerage firm and voting in person at the Annual Meeting.

         Only Shareholders of record as of the close of business on the Record Date will be entitled to vote. If you were a Shareholder of record on the Record Date, you will retain your voting rights at the Annual Meeting even if you sell such Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the WHITE proxy card, even if you sell such Shares after the Record Date.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE WHITE PROXY CARD ON YOUR BEHALF AS SOON AS POSSIBLE.

                    OTHER INFORMATION CONCERNING PARTICIPANTS

         Other than as disclosed in this Proxy Statement, none of the Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Federal Trust, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

         None of the Participants has any position or office with Federal Trust, and Mr. Goldstein has no arrangement or understanding with any other person pursuant to which he was selected as a nominee. None of the Participants nor any of their associates have any arrangement or understanding with any person with respect to (A) any future employment by Federal Trust or its affiliates or (B) any future transactions to which Federal Trust or any of its affiliates will or may be a party. None of the Participants or their associates has a material interest in any transaction or series of transactions engaged in by Federal Trust since the beginning of Federal Trust's last fiscal year. None of the Participants has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, during the past ten years.

         None of the entities referred to in this Proxy Statement with which the Participants have been involved during the past five years is a parent, subsidiary, or other affiliate of Federal Trust.

         Except as disclosed in this Proxy Statement, including in Appendix I to this Proxy Statement, neither the Nominee nor any of the other Participants: (i) has engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of Federal Trust's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which Federal Trust or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; (ii) borrowed any funds for the purpose of acquiring or holding any securities of Federal Trust; (iii) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of Federal Trust or (iv) will receive any special compensation in connection with the proxy solicitation. No Participant or any associate of a Participant has, since the beginning of Federal Trust's last fiscal year, been indebted to Federal Trust or any of its subsidiaries.

                         COST AND METHOD OF SOLICITATION

         Keefe has retained D.F. King & Co., Inc. ("D.F. King") to conduct the solicitation, for which D.F. King is to receive a fee not to exceed $75,000, exclusive of out-of-pocket expenses. Keefe has agreed to indemnify D.F. King against certain liabilities and expenses. As part of the solicitation, the Nominee and D.F. King may communicate with Shareholders of Federal Trust by mail, courier services, Internet, advertising, telephone or telecopier or in person, but it is not anticipated that Shareholders will be asked to submit proxies by telephone or internet. It is anticipated that D.F. King will employ approximately 50 persons to solicit proxies from Shareholders for the Annual Meeting. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, this solicitation is estimated to be $250,000 in total. As of the date hereof, Keefe has incurred approximately $50,000 of solicitation expenses.

         Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by Keefe. Keefe intends to seek reimbursement for the costs and expenses associated with the proxy solicitation in the event that the Nominee is elected to Federal Trust's Board. Keefe does not currently intend to submit the question of such reimbursement to a vote of the Shareholders.

                             ADDITIONAL INFORMATION

         Federal Trust's principal executive offices are located at 312 West First Street, Suite 110, Sanford, Florida 32771. Certain information regarding the securities of Federal Trust held by Federal Trust's directors, nominees, management and 5% Shareholders is contained in Federal Trust's Proxy Statement. Information concerning the date by which proposals of Shareholders intended to be presented at the next annual meeting of Shareholders of Federal Trust must be received by Federal Trust for inclusion in Federal Trust's Proxy Statement and form of proxy for that meeting is also contained in Federal Trust's Proxy Statement. This information is contained in Federal Trust's public filings. The Participants assume no responsibility for the accuracy or completeness of such information.

         Keefe has filed with the SEC a statement on Schedule 13D, which contains information in addition to that furnished herein. The Schedule 13D, including amendments thereto, may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

April ___, 2006                             KEEFE MANAGERS, LLC

                                   APPENDIX I

                            SUPPLEMENTAL INFORMATION

         Set forth below are the dates and amounts of each Participant's purchases and sales of Shares of Federal Trust within the past two years. The transactions were effected on the open market. None of the purchase price or market value of those Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name                                               Date           Number of Shares    Transaction Type
------------------------------------           -----------        ----------------    ----------------
Robert B. Goldstein                               4/7/2006                 800           Purchase

Keefe Managers, LLC (1)                         10/13/2004                 300           Purchase

                                                10/13/2004                 700           Purchase

                                                10/13/2004                 900           Purchase

                                                10/29/2004               4,400           Purchase

                                                10/29/2004               6,500           Purchase

                                                10/29/2004               9,600           Purchase

                                                 12/8/2004               1,900           Purchase

                                                 12/8/2004               3,000           Purchase

                                                 12/8/2004               3,300           Purchase

                                                 12/9/2004                 100           Purchase

                                                  1/7/2005               4,200           Purchase

                                                  1/7/2005               9,100           Purchase

                                                  1/7/2005              11,500           Purchase

                                                 1/28/2005               3,900           Purchase

                                                 1/28/2005               6,200           Purchase

                                                 1/28/2005               8,600           Purchase

                                                 3/30/2005               1,700           Purchase

                                                 3/30/2005               3,400           Purchase

                                                 3/30/2005               4,400           Purchase

                                                 4/11/2005                 200           Purchase

                                                 4/11/2005                 200           Purchase

                                                 4/11/2005                 300           Purchase

                                                 4/13/2005               7,500           Purchase


                                                 4/13/2005               9,200           Purchase

                                                 4/13/2005              12,600           Purchase

                                                 9/27/2005               1,000           Purchase

                                                 9/28/2005                 700           Purchase

                                                 9/29/2005               1,100           Purchase

                                                10/10/2005               4,200           Purchase

                                                10/10/2005               5,800           Purchase

                                                10/11/2005                 100           Purchase

                                                10/14/2005               2,900           Purchase

                                                10/14/2005               4,200           Purchase

                                                10/13/2004               2,600           Purchase

Keefe-Rainbow Partners L.P. (1)                 11/11/2004                 200           Purchase

                                                 12/9/2004                 200           Purchase

                                                  1/7/2005              27,950           Purchase

                                                 3/30/2005              10,500           Purchase

         (1) All of the transactions were undertaken by Keefe on behalf of Rainbow or other investment funds or managed accounts for which Keefe holds sole voting power and sole dispositive power.

PRELIMINARY COPY - SUBJECT TO COMPLETION



                     PROXY SOLICITED BY KEEFE MANAGERS, LLC


                     2006 Annual Meeting of Shareholders of
                            Federal Trust Corporation
                                  May 26, 2006


         The undersigned hereby appoints John J. Lyons and Robert B. Goldstein, and each of them, proxies of the undersigned, with full power of substitution and resubstitution, and authorizes them to represent and vote all of the shares of common stock of Federal Trust Corporation ("Federal Trust") that the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Shareholders of Federal Trust, including any adjournment, postponement or continuation thereof (the "Annual Meeting"), for the purposes identified in this proxy and with discretionary authority as to any other matters unknown to said proxies that may properly come before the Annual Meeting, including any substitute nominee for director, in accordance with and as described in the Proxy Statement of Keefe Managers, LLC ("Keefe"). The undersigned may revoke this Proxy at any time before it is voted by either delivering a written notice of revocation or duly executed Proxy bearing a later date to Federal Trust or by attending the Annual Meeting and voting in person. This proxy has been solicited by Keefe and not on behalf of Federal Trust's board of directors.


         If no specification is made, the proxies will vote your shares "FOR" the election of Robert B. Goldstein as a director of Federal Trust, "FOR" Proposal II and "AGAINST" Proposal III. This proxy revokes any previously executed proxy with respect to all proposals.


                  (Continued and to be SIGNED on Reverse side)


                              FOLD AND DETACH HERE

PROPOSAL I --The election of Robert B. Goldstein as a Class I Director.

     FOR                    WITHHOLD AUTHORITY
     [ ]                         [ ]

Keefe recommends that shareholders vote FOR Robert B. Goldstein.



PROPOSAL II -- The ratification of Hacker, Johnson & Smith, P.A. as the independent auditors for Federal Trust for the fiscal year ending December 31, 2006.


     FOR                       AGAINST                   ABSTAIN
     [ ]                         [ ]                       [ ]


Keefe does not object to shareholders voting FOR Proposal II.


PROPOSAL III - The adjournment of the Annual Meeting to solicit additional proxies in the event there are not sufficient votes at the Annual Meeting to approve Federal Trust's Proposal I or II.


     FOR                       AGAINST                   ABSTAIN
     [ ]                         [ ]                       [ ]



Keefe recommends that shareholders vote AGAINST Proposal III.



                                                ________________________________

                                                ________________________________

                                                ________________________________

                                                        Date: ____________, 2006

Note: Please sign exactly as name appears hereon. If the shares are held by joint tenants or as community property, both must sign. When signing as executor, administrator, trustee or other representative, please give full title. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

               PLEASE SIGN AND DATE THIS PROXY BEFORE MAILING THE
                  PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.